Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

NTELOS Holdings Corp.:

We consent to the incorporation by reference in the Registration Statements No. 333-132772, 333-132771 and 333-132769 on Form S-8 of our report dated February 27, 2009, with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, and our report dated February 27, 2009 on NTELOS Holdings Corp.’s effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the 2008 annual report on Form 10-K of NTELOS Holdings Corp.

The report with respect to the Company’s consolidated financial statements contains an additional explanatory paragraph which refers to a change in accounting for uncertain income tax positions in 2007 and a change in the method of accounting for defined benefit pension and other postretirement plans in 2006.

/S/ KPMG LLP
Richmond, Virginia February 27, 2009